UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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SHORETEL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 3, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of ShoreTel, Inc. to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California, 94085, on November 6, 2014 at 1:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

It is important that you use this opportunity to take part in the affairs of ShoreTel by voting on the business to come before this meeting. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Don Joos
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 6, 2014: THIS PROXY
STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT http://www.edocumentview.com/SHOR

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of ShoreTel, Inc. will be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 6, 2014, at 1:00 p.m., Pacific Time, for the following purposes:

Agenda Item		Board of Directors’ Recommendation
1.	The election of Kenneth D. Denman and Donald Joos to the board of directors to hold office for a three-year term;	FOR
2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of ShoreTel, Inc. for the fiscal year ending June 30, 2015; and	FOR
3.	Cast an advisory vote on the compensation of our named executive officers.	FOR

We will also transact such other business that may properly come before the annual meeting (including adjournments and postponements).

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on September 19, 2014 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Don Joos
President and Chief Executive Officer

Sunnyvale, California
October 3, 2014

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

SHORETEL, INC.
960 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

October 3, 2014

The accompanying proxy is solicited on behalf of the board of directors of ShoreTel, Inc., a Delaware corporation (“ShoreTel”), for use at the 2014 annual meeting of stockholders to be held at our headquarters located at 960 Stewart Drive, Sunnyvale, California 94085, on November 6, 2014, at 1:00 p.m., Pacific Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about October 3, 2014. An annual report for the fiscal year ended June 30, 2014 is enclosed with this proxy statement.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on September 19, 2014, which is the record date, will be entitled to vote at the annual meeting. At the close of business on September 19, 2014, we had 63,099,823 shares of common stock outstanding and entitled to vote. Holders of ShoreTel common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the annual meeting. A majority of the shares of our common stock entitled to vote on the record date, present in person or represented by proxy will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the annual meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal. Proposal No. 3 is an advisory vote and is non-binding, although the board of directors will give careful consideration to the voting results.

Brokers who hold shares for the accounts of their clients must vote such shares as directed by their clients. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the annual meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. Where a proposal is not “routine,” as is the case with Proposal No. 1, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and therefore, would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the board of directors of ShoreTel for use at the annual meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the annual meeting will be counted as votes “for” such proposal, or in the case of the election of the class II directors, as a vote “for” election to class II of the board of directors of all nominees presented by the board of directors. In the event that sufficient votes in favor of the proposals are not received by the date of the annual meeting, the persons named as proxies may propose one or more adjournments of the annual meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the annual meeting will be paid by ShoreTel. Following the original mailing of the proxies and other soliciting materials, ShoreTel and/or its agents may also solicit proxies by mail, telephone, facsimile, electronic transmission or in person. Following the original mailing of the proxies and other soliciting materials, ShoreTel will request that brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

Revocability of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the annual meeting or at the annual meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to ShoreTel stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the annual meeting, or by attendance at the annual meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the annual meeting, the stockholder must bring to the annual meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, ShoreTel’s transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or internet proxy will not affect your right to vote in person should you decide to attend the annual meeting.

The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and internet access providers, which must be borne by the stockholder.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

ShoreTel’s board of directors is presently comprised of seven members, who are divided into three classes, designated as class I, class II and class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Mark F. Bregman and Edward F. Thompson have been designated as class I directors, Donald Joos and Kenneth D. Denman have been designated as class II directors, and Gary J. Daichendt, Charles D. Kissner and Constance Skidmore have been designated as class III directors.

The class II directors will stand for reelection or election at this annual meeting, the class III directors will stand for reelection or election at the 2015 annual meeting of stockholders and the class I directors will stand for reelection or election at the 2016 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to class II is currently a director of ShoreTel. If elected at the annual meeting, each of the nominees would serve until the 2017 annual meeting of stockholders and until his/her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the two nominees recommended by the board of directors unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present board of directors may determine. ShoreTel is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as class II directors at the annual meeting and of the incumbent class I and class III directors, and certain information about them, including their ages as of September 30, 2014, are included below.

Name	Age	Principal Occupation	Director Since
Incumbent class I director with term expiring in 2016:
Mark F. Bregman(2)(3)	57	Former Chief Technology Officer of NeuStar, Inc.	2007
Edward F. Thompson(1)	76	Audit Committee Chairperson of ShoreTel, Inc., ReachLocal, Inc. and Aviat Networks, Inc.	2006

Nominee for election as class II director with term expiring in 2017:
Donald Joos	44	President and Chief Executive Officer	2013
Kenneth D. Denman(1)(2)	55	Chief Executive Officer, Emotient, Inc.	2007

Incumbent class III director with term expiring in 2015:
Gary J. Daichendt(2)(3)	63	Managing member of TheoryR Properties LLC	2007
Charles D. Kissner(1)(3)	67	Chairperson of the Board of Directors Chairperson of Aviat Networks, Inc.	2006
Constance Skidmore(1)	63	Board member of Comfort Systems USA	2014

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our corporate governance and nominating committee.

Mark F. Bregman has served as a member of our board of directors since May 2007. Dr. Bregman has served as Senior Vice President and Chief Technology Officer of NeuStar, Inc., a provider of network addressing, routing and policy management, from August 2011 to September 2014. Dr. Bregman previously served as executive vice president and chief technology officer of Symantec Corporation, an infrastructure software company, since it acquired VERITAS Software Corporation, a provider of software and services to enable storage and backup, from July 2005 to July 2011. Prior to the acquisition of VERITAS Software, Dr. Bregman served as that company’s executive vice president, chief technology officer and acting manager of the application and service management group from September 2004 to July 2005, and as its executive vice president, product operations from February 2002 to September 2004. From August 2000 to October 2001, Dr. Bregman served as the chief executive officer of AirMedia, Inc., a wireless internet company. Prior to joining AirMedia, Dr. Bregman served a 16-year career with International Business Machines Corporation, most recently as general manager of IBM’s RS/6000 and pervasive computing divisions from 1995 to August 2000. Dr. Bregman holds a B.S. in physics from Harvard College and a Ph.D. in physics from Columbia University.

Qualifications to serve as director: Dr. Bregman is independent and his more than 25 years of operational and strategic experience in the technology industry apply directly to ShoreTel’s operations and strategic opportunities. His experience as the chief technology officer of high-growth, publicly traded software companies gives him valuable and firsthand insights into issues regarding the strategic development of products and services that ShoreTel offers. In addition, Dr. Bregman possesses experience with the development and protection of intellectual property assets. Dr. Bregman serves on our corporate governance and nominating committee and our compensation committee. With his service on our board of directors since 2007, he is very familiar with our business and the specific challenges and opportunities we face.

Edward F. Thompson has served as a member of our board of directors since January 2006. Mr. Thompson has served as a senior advisor to Fujitsu Limited and as a director of several Fujitsu subsidiaries or portfolio companies since 1995 to 2011. From 1976 to 1994, Mr. Thompson held a series of management positions with Amdahl Corporation including Chief Financial Officer and Secretary from August 1983 to June 1994, and Chief Executive Officer of Amdahl Capital Corporation from October 1985 to June 1994. Mr. Thompson is a member of the Board of Directors of Aviat Networks, Inc., InnoPath Software Inc. and ReachLocal, Inc., and also serves as chairperson of the audit committees of those companies. Mr. Thompson also serves on the Board of Directors of XBridge Systems, Inc. and Glovia International. He is also a member of the Advisory Board of Santa Clara University’s Leavey School of Business. Mr. Thompson holds a B.S. in aeronautical engineering from the University of Illinois, and an M.B.A. with an emphasis in operations research from Santa Clara University.

Qualifications to serve as director: Mr. Thompson is independent and brings over 40 years of financial expertise, corporate governance and risk management experience to ShoreTel. He also possesses extensive experience with the strategic and operational challenges of leading a global information technology company. Mr. Thompson serves as chairperson of our audit committee. He qualifies as an audit committee financial expert (as defined in the applicable rules of the Securities and Exchange Commission (“SEC”) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Mr. Thompson has served on the audit committees of a number of high technology companies, including companies in the networking industry. We believe that Mr. Thompson’s experience on the board of directors at other public technology companies has exposed him to best practices and approaches that are beneficial to ShoreTel and our stockholders. Mr. Thompson has served on our board of directors and audit committee since our initial public offering and is familiar with our business model, our critical accounting policies, and our specific accounting policies.

Donald Joos has served as our president, chief executive officer and a member of our board of directors since August 2013. Mr. Joos joined ShoreTel in April 2011 as vice president of global services and was promoted to senior vice president of business operations in July 2012. Prior to joining ShoreTel, Mr. Joos spent nine years as a company vice president at Avaya from December 2001 to March 2011. Before joining Avaya in December 2001, Mr. Joos helped create an e-commerce start up and held various services and operational roles at Williams Communication Solutions, Nortel Communication Solutions and Marshalls, Inc. He holds a B.S. in sports management from Springfield College in Massachusetts.

Qualifications to serve as director: As chief executive officer of ShoreTel, Mr. Joos has the ultimate operational and management responsibilities for our business. As a result, Mr. Joos is highly knowledgeable about the state of our business, the risks we face and management’s plans for executing our growth strategy. As our former senior vice president of business operations and former vice president of global services, Mr. Joos possesses extensive executive experience in operations and support specific to ShoreTel and our industry. As vice president at Avaya and in his services and operational roles at Williams Communications Solutions and Nortel Communications Solutions, Mr. Joos brings past professional experiences that are directly relevant to our business and industry. Mr. Joos brings a total of over 15 years of experience in a variety of hardware, software and services companies. We believe that it is important for our Chief Executive Officer to serve on the board of directors, as his day to day experience in managing ShoreTel will provide detailed insight regarding ShoreTel, our markets, strategy and operations for the other members of our board of directors.

Kenneth D. Denman has served as a member of our board of directors since May 2007. In October 2012, Mr. Denman was appointed Chief Executive Officer of Emotient, Inc., a facial expression analysis software company. Mr. Denman has also served as Edward V. Fritzky Endowed Visiting Chair in Leadership at the University of Washington’s Michael G. Foster School of Business since September 2012. Mr. Denman served as chief executive officer and a director of Openwave Systems, Inc. from November 2008 to September 2011. Prior to Openwave, Mr. Denman served as Chairperson of iPass, Inc. a platform-based enterprise mobility services company since January 2003, as director since December 2001 and as President and Chief Executive Officer since October 2001. From January 2000 to March 2001, Mr. Denman served as founder, president and chief executive officer of AuraServ Communications Inc., a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman served as senior vice president, national markets group of MediaOne, Inc., a broadband cable and communications company. From June 1996 to August 1998, Mr. Denman served as chief operating officer, Wireless, at MediaOne International, a broadband and wireless company. Mr. Denman holds a B.S. in accounting from Central Washington University and an MBA in finance and international business from the University of Washington. Mr. Denman is a member of the advisory board at the University of Washington’s Michael G. Foster School of Business.

Qualifications to serve as director: Mr. Denman is independent and possesses extensive executive experience in the technology and telecom sectors. As a chief executive officer of a technology company and a former chief executive officer of a telecommunications software company, Mr. Denman’s operational and strategic experiences are directly relevant to ShoreTel’s operations and strategic opportunities. Mr. Denman has served on our audit committee since 2007 and therefore is familiar with our business model, our critical accounting policies and our specific accounting policies. Mr. Denman’s experience serving on the board of directors of other public technology companies has exposed him to best practices and approaches that are beneficial to us and our stockholders.

Gary J. Daichendt has served as a director of ShoreTel since April 2007, and as chairperson of our board of directors from July 2010 to March 2013. Mr. Daichendt has been principally occupied as a private investor since June 2005 and has been a managing member of TheoryR Properties LLC, a commercial real estate firm, since October 2002. He served as President and Chief Operating Officer of Nortel Networks Corporation, a supplier of communication equipment, from March 2005 to June 2005. Prior to joining Nortel Networks, from 1994 until his retirement in December 2000, Mr. Daichendt served in a number of positions at Cisco Systems, Inc., a manufacturer of communications and information technology networking products, including most recently as Executive Vice President, Worldwide Operations from August 1998 to December 2000, and as Senior Vice President, Worldwide Operations from September 1996 to August 1998. Mr. Daichendt is a member of the Board of Directors of Emulex Corporation, Juniper Networks, Inc. and NCR Corporation. Mr. Daichendt holds a B.A. in mathematics from Youngstown State University and M.S. in mathematics from The Ohio State University.

Qualifications to serve as director: In addition to his extensive executive management experience at Fortune 500 companies, Mr. Daichendt is independent and brings significant expertise in sales, marketing and channel development, as well as in the telecommunications and technology industries, particularly in the specific markets and industries in which we operate. Mr. Daichendt serves as chair of our compensation committee and is a member of our corporate governance and nominating committee. Mr. Daichendt brings to our board of directors insights and perspectives that are directly relevant to the specific challenges and opportunities we face. Mr. Daichendt’s experience serving on the board of directors of other public technology companies has exposed him to best practices and approaches that are beneficial to us and our stockholders.

Charles D. Kissner has served as a member of our board of directors since April 2006, served as our lead independent director from April 2007 to July 2010, and has served as chairperson of our board of directors since April 2013. Mr. Kissner is Executive Chairperson of Aviat Networks, Inc., a provider of wireless transmission systems. He was Chairperson and Chief Executive Officer of Aviat Networks from June 2010 until July 2011. He previously served as Chairperson of Stratex Networks from July 1995 to January 2007, and as its President and Chief Executive Officer from July 1995 to May 2000, as well as from October 2001 to May 2006. Prior to joining Stratex Networks, Mr. Kissner served as Vice President and General Manager of M/A-Com, Inc., a manufacturer of radio and microwave communications products, as Executive Vice President of Fujitsu Network Switching of America, Inc., a telecommunications switching manufacturer, and as President and Chief Executive Officer of Aristacom International, Inc., a provider of computer/telephony integration solutions. Mr. Kissner also previously held several executive positions at AT&T (now Alcatel-Lucent) for over thirteen years. Mr. Kissner currently serves on the board of directors of Meru Networks, a provider of technology for the enterprise wireless systems market, and Rambus, Inc., a technology development and licensing company. He is also on the board of directors of non-profit KQED Public Media, the largest public broadcaster in the U.S. He holds a B.S. from California State Polytechnic University and an M.B.A. from Santa Clara University.

Qualifications to serve as director: Mr. Kissner possesses extensive management, operating, and corporate governance experience in the technology and telecom sectors. Mr. Kissner serves on our audit committee, and he qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Mr. Kissner also serves as chair of our corporate governance and nominating committee. Based on these experiences, qualifications and attributes, we believe that Mr. Kissner is qualified to serve as a director.

Constance E. Skidmore has served as a member of our board of directors since January 2014. Ms. Skidmore retired from PricewaterhouseCoopers in 2009, after serving for more than two decades as a partner, including a term on its governing board. Ms. Skidmore serves on the board of directors, audit committee and governance committee of Comfort Systems USA. Ms. Skidmore also serves on the audit committee of BayCare Health System and on the boards of several other privately-held and non-profit companies: Ivis Technologies, The V Foundation for Cancer Research, Viz Kinect, and Mahoot, Inc. Ms. Skidmore holds a B.S. in psychology from Florida State University, and a M.S. in taxation from Golden Gate University.

Qualifications to serve as director: Ms. Skidmore is independent and brings over 30 years of financial expertise and experience to ShoreTel. Ms. Skidmore serves as a member of our audit committee. She qualifies as an audit committee financial expert (as defined in the applicable rules of the SEC) and is financially sophisticated within the meaning of the rules of the NASDAQ Stock Market. Ms. Skidmore has served on the audit committees of a number of companies, both publicly traded and privately held. We believe that Ms. Skidmore’s board experience at other companies and experience as a financial adviser to global clients has exposed her to best practices and approaches that are beneficial to us and our stockholders.

The board of directors recommends a vote FOR the election of each nominated director.

Membership and Meetings of Board of Directors and Board Committees

Board of Directors

The rules of the NASDAQ Stock Market require that a majority of the members of our board of directors be independent. Our board of directors has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the rules of the NASDAQ Stock Market, and determined that Mark F. Bregman, Gary J. Daichendt, Kenneth D. Denman, Charles D. Kissner, Constance Skidmore and Edward F. Thompson are “independent directors” as defined under the rules of the NASDAQ Stock Market.

During fiscal 2014, the board of directors met in person or by telephone twelve times and took action by written consent once. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which such director served except for Ms. Skidmore who joined the board of directors in January 2014 and missed one board of directors meeting due to a prior engagement. In addition, the independent outside directors met in person or by telephone seven times during fiscal 2014.

Board Committees

Our board of directors has an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. On January 30, 2014, Mr. Kissner was appointed as the chair of the corporate governance and nominating committee, and Mr. Daichendt was appointed as chair of the compensation committee. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each of these committees has adopted a written charter. Current copies of these charters are available under the heading “Corporate Governance / Leadership” in the investor relations section of our website at www.shoretel.com.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	evaluates the qualifications, independence and performance of our independent registered public accounting firm;
•	determines the engagement of our independent registered public accounting firm and reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and our independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;
•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•	reviews our critical accounting policies and estimates; and
•	annually reviews the audit committee charter and the committee’s performance.

Our audit committee consists of Edward F. Thompson, who is the chair of the committee, and Kenneth D. Denman, Charles D. Kissner and Constance Skidmore. Each of these individuals meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Each of Messrs. Denman, Kissner and Thompson and Ms. Skidmore is an independent director as defined under the applicable regulations of the SEC and under the applicable rules of the NASDAQ Stock Market. Our board of directors has determined that each of Messrs. Denman, Kissner and Thompson and Ms. Skidmore is an audit committee financial expert as defined under the applicable rules of the SEC and therefore has the requisite financial sophistication required under the applicable rules and regulations of the NASDAQ Stock Market. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. During fiscal 2014, the audit committee met in person or by telephone thirteen times.

Compensation Committee

Our compensation committee reviews and recommends the policies relating to the compensation and benefits of our executive officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates their performance in light of those goals and objectives and sets their compensation based on such evaluations. The compensation committee also administers the issuance of equity under our equity award plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. Our compensation committee consists of Gary J. Daichendt, who is the chair of the committee, Kenneth D. Denman and Mark F. Bregman. Each of Messrs. Daichendt, Denman and Bregman is an independent director as defined under the applicable rules and regulations of the NASDAQ Stock Market, an outside director under the applicable rules and regulations of the Internal Revenue Service, and a “non-employee” director under the applicable federal securities laws. During fiscal 2014, the compensation committee met in person or by telephone seven times.

Corporate Governance and Nominating Committee

Our corporate governance and nominating committee makes recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors and its committees. In addition, the corporate governance and nominating committee oversees our corporate governance guidelines and reporting and makes recommendations to the board of directors concerning governance matters. Our corporate governance and nominating committee consists of Charles D. Kissner, who is the chair of the committee, Mark F. Bregman and Gary J. Daichendt. Each of Messrs. Bregman, Daichendt and Kissner is an independent director as defined under the applicable rules of the NASDAQ Stock Market. During fiscal 2014, the corporate governance and nominating committee met in person or by telephone four times.

Policy regarding Stockholder Nominations.    The corporate governance and nominating committee considers stockholder recommendations for director candidates. The corporate governance and nominating committee has established the following procedure for stockholders to submit director nominee recommendations:

•	If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to the attention of ShoreTel’s corporate secretary at ShoreTel’s principal executive offices located at 960 Stewart Drive, Sunnyvale, California 94085, no later than the 120th calendar day before the date that ShoreTel last mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.
•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by ShoreTel’s corporate secretary and as necessary to satisfy SEC rules and ShoreTel’s bylaws, together with a letter signed by the proposed candidate consenting to serve on the board of directors if nominated and elected.
•	The corporate governance and nominating committee considers nominees based on ShoreTel’s need to fill vacancies or to expand the board of directors, and also considers ShoreTel’s need to fill particular roles on the board of directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).
•	The corporate governance and nominating committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills.

Board Structure

The board of directors is currently led by our non-executive chairperson of the board of directors Mr. Kissner, who is an independent director and presides over meetings of the board of directors and our stockholders, and holds such other powers and carries out such other duties as are customarily carried out by the chairperson of the board of directors. Our corporate governance guidelines do not specify a policy requiring the separation of the positions of chairperson of the board of directors and chief executive officer or with respect to whether the chairperson should be a member of management or a non-management director. The board of directors recognizes that there is no single, generally accepted approach to providing board leadership, and given the dynamic and competitive environment in which we operate, the board’s leadership structure may vary as circumstances warrant. Our board of directors has determined that leadership of the board of directors is currently best conducted by an independent director. This structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Generally, every regular meeting of our board of directors includes a meeting of our independent non-executive directors without management present.

Risk Management

Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to ShoreTel and its stockholders. While the chief executive officer and other members of the executive team are responsible for the day-to-day management of risk, our board of directors is responsible for ensuring that an appropriate culture of risk management exists within ShoreTel and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Our board of directors exercises its oversight responsibility for risk both directly and through each of its committees. Throughout the year, our board of directors and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board of directors is kept informed of each committee’s risk oversight and related activities through regular reports from the committee chairs. Strategic, operational and competitive risks also are presented and discussed at our board of directors’ quarterly meetings. On at least an annual basis, our board of directors conducts a review of our long-term strategic plans and members of our executive team report on our top risks and the steps management has taken or will take to mitigate these risks. On a regular basis between meetings of our board of directors, our management team provides updates to the board of directors on the critical issues we face and recent developments in our principal markets.

Our audit committee meets regularly with our chief financial officer, our independent auditor, our general counsel, the head of internal audit, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, compliance risk, and key operational risks. Our audit committee meets regularly in separate executive sessions with our chief financial officer, our general counsel, the head of internal audit, and our independent registered public accounting firm, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

Our compensation committee is responsible for overseeing human capital and compensation-related risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. Our compensation committee also is charged with monitoring our incentive and equity-based compensation plans. For additional information regarding the compensation committee’s review of compensation-related risk, please see the “Compensation Risk Assessment” following the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Our corporate governance and nominating committee is responsible for reviewing our risk management framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board of directors and its committees. Our corporate governance and nominating committee also oversees risks related to our overall corporate governance, including board of directors and committee composition, board size and structure, director independence, and our corporate governance profile and ratings. This committee is also actively engaged in overseeing risks associated with succession planning of both our board of directors and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has at any time during the last fiscal year ever been an officer or employee of our company or any of its subsidiaries, and none have had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during fiscal 2014.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending June 30, 2015, and recommends that the stockholders vote for ratification of such appointment. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have the opportunity to make a statement at the annual meeting if they desire to do so, and will be available to respond to appropriate questions.

The following table presents information regarding the fees estimated and billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the fiscal years ended June 30, 2013 and 2014.

	For the Fiscal Year Ended June 30,
Nature of Services	2013	2014
Audit Fees	$1,311,000	$1,022,000
Audit-Related Fees	—	—
Tax Fees	477,000	860,000
All Other Fees	—	—
Total Fees	$1,788,000	$1,882,000

Audit Fees.    Audit fees consist of fees for professional services for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) Form S-8 filings, and (iv) consents and other matters related to SEC matters.

Audit-Related Fees.    There were no audit-related fees incurred for the fiscal year ended June 30, 2013 and 2014.

Tax Fees.    Tax fees consist of fees for professional services for tax compliance, tax consulting services and tax planning services. Tax-related services rendered consisted primarily of the analysis of sales, use and telecommunication taxes, limitations on the utilization net operating losses due to ownership changes under Section 382 of the Internal Revenue Code, international tax planning strategies and expatriate tax planning services.

All Other Fees.    There were no other fees incurred for the fiscal years ended June 30, 2013 and 2014.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

The board of directors recommends a vote FOR the approval of the foregoing resolution.

PROPOSAL NO. 3 — ADVISORY VOTE REGARDING THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS

In accordance with the SEC’s rules, we are seeking an advisory, non-binding stockholder vote with respect to the compensation of our named executive officers (“Named Executive Officers”) for fiscal 2014, as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers s and the philosophy, policies and practices reflected in our executive compensation program.

The compensation of our Named Executive Officers is described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, which we encourage you to read for additional information on our executive compensation programs and the fiscal 2014 compensation of our Named Executive Officers.

Our executive compensation programs are based on three core principles that are designed to motivate our Named Executive Officers to achieve annual financial and strategic objectives and create long-term stockholder value. The fiscal 2014 compensation of our Named Executive Officers reflected these core principles:

•	A significant portion of each Named Executive Officer’s cash compensation was payable based on our financial and operational performance and, therefore, “at risk”;
•	A significant portion of each Named Executive Officer’s total direct compensation was provided in the form of long-term equity to align the interests of our NEOs and our stockholders; and
•	The target total direct compensation package for each Named Executive Officer was consistent with market practices for executive talent and each Named Executive Officer’s individual experience, responsibilities and performance.

We believe our executive compensation program and related policies and practices for fiscal 2014 were consistent with our core compensation principles, aligned with stockholders’ interests, supported by strong compensation governance practices and worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation of our Named Executive Officers, by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2014, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Proxy Statement.”

Advisory Vote and Board of Directors’ Recommendation

Our board of directors and compensation committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating its compensation program for our named executive officers.

The board of directors recommends a vote FOR the approval of the foregoing resolution.

DIRECTOR COMPENSATION

The following table provides information for our fiscal year ended June 30, 2014 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of fiscal 2014. Other than as set forth in the table and the narrative that follows it, during fiscal 2014 we did not pay any fees, grant any equity or non-equity awards, or pay any other compensation to our non-employee directors.

Name	Fees Earned or Paid in Cash(1)		Option Awards(2)		Stock Awards(3)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Mark F. Bregman	—		$0		$129,493	(8)	—	—	$129,493
Gary J. Daichendt	—		0		144,077	(9)	—	—	144,077
Kenneth Denman	—		0		137,135	(10)	—	—	137,135
Michael Gregoire(4)	—		0		115,960	(11)	—	—	115,960
Charles D. Kissner	$87,125	(6)	0		169,785	(12)	—	—	256,910
Constance Skidmore(5)	—		$177,173	(7)	22,768	(13)			199,941
Edward Thompson	—		0		143,960	(14)	—	—	143,960

(1)	Commencing in the first fiscal quarter, all non-employee directors elected to receive shares of our common stock in lieu of a cash retainer, except that the pro rata portion of the additional annual retainer of $117,500 payable to Mr. Kissner, in his capacity as chairperson of the board of directors, was paid in cash for the period from July 1, 2013 through March 30, 2014. Starting in April 2014, this amount was discontinued and he continued to receive the fee of $30,000 per year for service in that capacity, which is subject to the same election to receive shares of our common stock in lieu of cash. The non-employee directors electing to receive shares of our common stock in lieu of cash compensation received shares of our common stock having a value equal to 120% of the cash retainer payable for the year, instead of cash. See “— Cash Compensation” below.
(2)	Under Accounting Standards Codification Topic 718 (ASC 718), we estimated the fair value of the option to purchase shares of our common stock described in footnote 7 of this table using the Black-Scholes option pricing model based on the following assumptions — Expected life: 4.98-5.44 years, Risk free interest rate: 1.44-1.66%, Volatility: 51-66%, and Dividend yield: 0%, as we have not paid and, as of the date of grant, did not anticipate paying dividends in the foreseeable future. See Footnote 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.
(3)	In fiscal 2014, each non-employee director was granted 11,000 restricted stock units, which vest on November 2014, the one year anniversary of the date of grant (“Director RSUs”), except Ms. Skidmore, who joined the board of directors after the Director RSUs were made for fiscal 2014. The grant date fair value of each Director RSUs was $80,960. The award was an automatic annual grant made pursuant to our non-employee director compensation policy.
(4)	Mr. Gregoire resigned from the board of directors on January 30, 2014. The Director RSUs that he received was cancelled upon his resignation.
(5)	Ms. Skidmore was appointed to the board of directors on January 30, 2014.
(6)	Mr. Kissner was appointed chairperson of the board of directors on March 29, 2013. For fiscal 2014, the pro rata portion of the annual retainer was $87,125 representing nine months of the additional annual retainer amount of $117,500 for the period from July 1, 2013 through March 30, 2014.
(7)	Ms. Skidmore was granted an initial option to purchase 40,000 shares of our common stock at an exercise price of $7.85 per share, the fair market value of our common stock on the date of grant. The option has a ten-year term and terminates three months following the date Ms. Skidmore ceases to be a member of our board of directors, or 12 months afterwards if such cessation is due to death or disability. The shares of our common stock subject to the option will vest and become exercisable as to 1/48th of the shares of our common stock subject thereto each month after the grant date over four years. The vesting of the shares of our common stock subject to the option will accelerate in full in the event of a change of control of

ShoreTel. In addition, Ms. Skidmore will receive 11,000 Director RSUs on the date of the first annual stockholders meeting occurring after her first anniversary as a member of our board of directors and on the date of each annual stockholders meeting thereafter.

(8)	The cash retainer amount paid was $48,533, which was paid by the delivery of 7,964 fully-vested shares of our common stock. See “— Cash Compensation” below.
(9)	The cash retainer amount paid was $63,117, which was paid by the delivery of 10,358 fully-vested shares of our common stock. See “— Cash Compensation” below.
(10)	The cash retainer amount paid was $56,175, which was paid by the delivery of 9,207 fully-vested shares of our common stock. See “— Cash Compensation” below.
(11)	The cash retainer amount paid was $35,000, which was paid by the delivery of 5,618 fully-vested shares of our common stock. See “— Cash Compensation” below.
(12)	The cash retainer amount paid was $88,825, which was paid by the delivery of 14,558 fully-vested shares of our common stock. See “— Cash Compensation” below.
(13)	The cash retainer amount paid was $22,768, which was paid by the delivery of 3,825 fully-vested shares of our common stock. See “— Cash Compensation” below.
(14)	The cash retainer amount paid was $63,000, which was paid by the delivery of 10,325 fully-vested shares of our common stock. See “— Cash Compensation” below.

We compensate our non-employee directors with a combination of cash and equity.

Cash Compensation.    Effective January 1, 2011, we implemented the following cash compensation program for our non-employee directors. Each non-employee director receives an annual retainer of $40,000. In addition, each non-employee director who is not a committee chair receives an annual retainer for each standing committee of our board of directors on which he or she serves equal to $4,000 for corporate governance and nominating committee service, $5,000 for compensation committee service, and $8,500 for audit committee service. Prior to April 2014, the chairperson of our board of directors received an additional annual retainer of $117,500 per year for his service in that capacity as a result of the significant time spent in his chairperson capacity. Starting in April 2014, this amount was discontinued; however, he continued to receive an annual retainer of $30,000 per year for service as chairperson of our board of directors. Each chair of a standing committee of the board of directors will receive an annual retainer of $8,000 for service as the corporate governance and nominating committee chair, $20,000 for service as the compensation committee chair, or $20,000 for service as the audit committee chair, for service in that capacity. Generally, annual retainers are paid in cash in quarterly installments at the end of each fiscal quarter.

In February 2008, the board of directors approved non-employee director compensation guidelines whereby non-employee directors may elect to receive a fully-vested award of shares of our common stock in lieu of the current annual cash retainer. Non-employee directors making this election receive shares of our common stock having a value of 120% of the cash retainer. For those non-employee directors that elect to receive shares of our common stock in lieu of the cash retainer, they must so elect at the beginning of the particular year, which election will be binding for the full amount of the retainer for that year. The common stock is paid on a quarterly basis, on the last trading day of each fiscal quarter. Except for the additional annual retainer of $117,500 to Mr. Kissner in his capacity as chairperson of the board of directors, all non-employee directors made this election, and it has been effective since the third quarter of fiscal 2008.

In general, we do not pay fees to our non-employee directors for attendance at meetings of the board of directors and its committees. In extraordinary and limited circumstances, we may pay a fee of $500 for each telephonic meeting and $1,000 for each in-person meeting so long as two-thirds of the directors in attendance and not abstaining approve the payment thereof, assuming a quorum is present at the meeting. Our non-employee directors are reimbursed for reasonable travel expenses incurred in connection with their attendance at a board or committee meeting. In addition, we allow the members of the board of directors to use our ShoreTel phone systems in their homes at no cost.

Equity Awards.    Each non-employee director who becomes a member of the board of directors will be granted an initial option to purchase 40,000 shares of our common stock upon appointment or election to the board of directors. Each option granted to a non-employee director will have a ten-year term and terminate three months following the date the director ceases to be a member of the board of directors, or 12 months afterwards if such cessation is due to death or disability. Each option grant vests and becomes exercisable as to 1/48th of the shares of our common stock subject to the option each month after the grant date over four years. The vesting of options granted to our non-employee directors will accelerate in full in the event of a change of control of ShoreTel. In addition, a new non-employee director will receive 11,000 restricted stock units on the date of the first annual stockholders meeting occurring after such new director’s first anniversary as a member of the board of directors and on the date of each annual stockholders meeting thereafter. Existing non-employee directors will receive 11,000 restricted stock units on the date of the annual stockholders meeting occurring after such director’s second anniversary as a member of the board of directors and on the date of each annual stockholders meeting thereafter. Non-employee directors are also eligible to receive discretionary awards under the 2007 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of August 29, 2014 by:

•	each of the named executive officers listed in the summary compensation table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws. Shares owned as of August 29, 2014 are deemed to be outstanding and to be beneficially owned by the person holding the options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The number of shares beneficially owned and percentage of our common stock outstanding is based on 63,074,081 shares of our common stock outstanding on August 29, 2014. Except as otherwise noted below, the address for each person or entity listed in the table is c/o ShoreTel, Inc., 960 Stewart Drive, Sunnyvale, CA 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers
Donald Joos(1)	380,474		*
Michael E. Healy(2)	436,934		*
Pankaj Malhotra(3)	47,375		*
Bharath Oruganti(4)	56,772		*
David Petts(5)	180,307		*
Peter Blackmore(6)	—		*
Mark F. Bregman(7)	109,428		*
Gary J. Daichendt(8)	325,825		*
Kenneth D. Denman(9)	160,997		*
Charles D. Kissner(10)	101,297		*
Constance Skidmore(11)	10,491		*
Edward F. Thompson(12)	106,598		*
All directors and executive officers as a group (13 persons)(13)	1,956,027	3.0
5% Stockholders
Park West Asset Management LLC(14)	3,526,829	5.6
RGM Capital, LLC(15)	3,297,669	5.2

*	Less than 1%
(1)	Includes options to purchase 341,666 shares that vest within 60 days of August 29, 2014.
(2)	Includes options to purchase 430,537 shares that vest within 60 days of August 29, 2014.
(3)	Includes options to purchase 46,875 shares that vest within 60 days of August 29, 2014.
(4)	Includes options to purchase 39,468 shares and 3,750 restricted stock units that vest within 60 days of August 29, 2014 29, 2014.
(5)	Includes options to purchase 155,208 shares that vest within 60 days of August 29, 2014.

(6)	Effective August 12, 2013, Mr. Blackmore retired as our President and Chief Executive Officer.
(7)	Includes options to purchase 70,000 shares that vest within 60 days of August 29, 2014.
(8)	Includes options to purchase 70,000 shares that vest within 60 days of August 29, 2014.
(9)	Includes options to purchase 70,000 shares that vest within 60 days of August 29, 2014.
(10)	Includes options to purchase 11,667 shares and 3,167 restricted stock units that vest within 60 days of August 29, 2014.
(11)	Includes options to purchase 6,666 shares that vest within 60 days of August 29, 2014.
(12)	Includes options to purchase 20,000 shares that vest within 60 days of August 29, 2014.
(13)	Includes options to purchase 1,296,878 options and 6,917 restricted stock units that vest within 60 days of August 29, 2014.
(14)	Based solely on a Schedule 13G/A filed February 14, 2014. The address of Park West Asset Management LLC is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.
(15)	Based solely on a Schedule 13F-HR filed August 18, 2014. The address of RGM Capital is 9010 Strada Stell Court, Suite 105, Naples, Florida 34109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements for our executive officers and directors were met during fiscal 2014 except that each of Messrs. Petts and Healy were late in filing a Form 4 with respect to their annual equity grant.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for fiscal 2014, and the most important factors relevant to an analysis of these policies and practices. It also provides qualitative information regarding the manner and context in which compensation was paid and awarded to and earned by our executive officers and places in perspective the data presented in the compensation tables and accompanying narrative below.

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following executive officers, to whom we refer collectively in this discussion as our “Named Executive Officers”:

•	Don Joos, our current President and Chief Executive Officer (our “CEO”);
•	Michael E. Healy, our Senior Vice President and Chief Financial Officer (our “CFO”);
•	Pankaj Malhotra, our Senior Vice President of Engineering;
•	Bharath Oruganti, our Senior Vice President of Services and Operations;
•	David Petts, our Senior Vice President of Worldwide Sales; and
•	Peter Blackmore, our former President and Chief Executive Officer.

Fiscal 2014 Management Changes

Effective August 12, 2013, Mr. Blackmore retired as our President and Chief Executive Officer. Mr. Blackmore provided transitional services and advice to our CEO and the chairperson of our board of directors between August 12, 2013 and February 12, 2014.

Mr. Joos was promoted to his position as our President and Chief Executive Officer on August 12, 2013 and also became a member of our board of directors.

Mr. Oruganti was promoted to his position as our Senior Vice President of Services and Operations on February 1, 2014.

Specifically, this Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation component that we provide. In addition, we explain how and why the compensation committee of our board of directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers during fiscal 2014.

Executive Summary

Fiscal 2014 Business Highlights

During fiscal 2014, we continued to have growth in total revenues despite an overall market decline in the macro conditions for the premise industry. In addition, we produced the following financial, operational and strategic results:

•	Annual revenue increased by 8% to a record $339.8 million, including 27% growth in hosted revenues. The combination of our product revenue plus our service and support revenues grew 3%, which outpaced the Worldwide Enterprise IP telephony market rate of negative 5% as reported by Synergy Research.
•	Our non-GAAP net income was $14.7 million, or $0.23 per share, compared to a non-GAAP net loss of $1.6 million, or $0.03 per share, in fiscal 2013. We achieved a non-GAAP net income for five consecutive quarters and GAAP net income in Q4 of $2.1 million or $0.03 per share.
•	We generated $35.9 million of cash flow from operations, repaid all of our outstanding debt and ended the year with $56.1 million of cash and cash equivalents.

•	We implemented a number of growth initiatives. Notably, we integrated our cloud and premise sales teams under the leadership of our Senior Vice President of Worldwide Sales, modified our sales compensation plan and expanded our channel partner program to encourage our existing premise partners and recruit new partners to sell our cloud offering.
•	We made investments to expand our infrastructure. Most significantly, we signed a lease for a new colocation data center, built out new architecture and migrated our entire cloud customer installed base into the new data center.
•	We executed a meaningful product introduction schedule which included our 400 series phones for both cloud and premise customers, enhanced salesforce.com integration for both cloud and premise customers, virtualization and Enterprise Contact Center enhancements for our premise solution, a hybrid solution called ShoreTel Connect which includes fax and scribe applications, and Mobility 8 with video collaboration.
•	We maintained our leading net promoter scores.

Fiscal 2014 Compensation Highlights

Consistent with these strong results, the Compensation Committee determined that our Named Executive Officers had earned cash bonuses, equity grants and, in some cases, salary increases, in recognition of company and individual performance, as further discussed in this section.

Pay-for-Performance Assessment

Our executive compensation philosophy, which is embodied in the design and operation of our short-term and long-term incentive compensation plans, is designed to ensure that a substantial portion of the compensation for our executive officers, including our Named Executive Officers is contingent on our ability to meet and exceed our annual and long-term financial plan objectives. Consequently, we believe that our executive compensation program creates commonality of interest between our executive officers and stockholders for long-term value creation. Our commitment to a “pay-for-performance” compensation philosophy is reflected in the following aspects of our executive compensation program:

•	A substantial portion of our executive officers’ target cash compensation opportunity is performance-based. For fiscal 2014, approximately 49% of the target cash compensation opportunities of our CEO and Mr. Petts, and approximately 32%, on average, of the target cash compensation opportunities of our other Named Executive Officers was contingent on our executive team’s meeting and exceeding the objectives of our annual operating plan. For fiscal 2014, the cash bonus and variable payments to our Named Executive Officers was approximately 124% of their target cash bonus and variable opportunities (other than Mr. Petts whose payment was approximately 114% of his target cash bonus and variable opportunity), largely as a result of our above-target financial performance.
•	While we strive to offer fully-competitive target total direct compensation opportunities for each of our executive officers to recognize the experience, industry expertise, and leadership that he or she brings to us, the actual amounts received or “realized” by each executive officer from his or her compensation package is highly dependent on the ability of our executive team to achieve financial results and meet key operational milestones over an extended period of time and can be adjusted by our CEO (except in the case of Mr. Petts) based on the NEO’s individual performance as assessed against his or her management objectives.
•	The Compensation Committee monitors our executive compensation program and updates and refines our executive compensation policies and practices as appropriate to enhance our compensation philosophy.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during fiscal 2014:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.
•	Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its fiscal 2014 compensation reviews. This consultant performed no consulting or other services for us.
•	Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on us.
•	Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:
•	Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as short-term and long-term incentives to align the interests of our executive officers and stockholders.
•	No Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers;
•	Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers;
•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than standard relocation benefits;
•	No Special Health or Welfare Benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;
•	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;
•	“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both ShoreTel’s change-in-control plus a qualifying termination of employment before payments and benefits are paid);
•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;
•	Hedging Prohibited. We prohibit our employees, including our executive officers, and directors from hedging our securities; and
•	Succession Planning. We review the risks associated with key executive officer positions to ensure adequate succession plans are in place.

Fiscal 2013 Stockholder Advisory Vote on Executive Compensation

At our Fiscal 2013 Annual Meeting of Stockholders, we submitted an advisory vote proposal on the compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote) for the consideration of our stockholders. Our stockholders approved the compensation of the Named Executive Officers with approximately 96% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote signals our stockholders’ support of our compensation approach, specifically our efforts to attract, retain, and motivate the Named Executive Officers. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for the Named Executive Officers.

At our Fiscal 2011 Annual Meeting of Stockholders, we submitted a proposal on the frequency of future shareholder advisory votes regarding the compensation of the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote). An annual frequency received the highest number of votes cast, as well as a majority of the votes cast. Based on these results, our board of directors determined that we will hold our Say-on-Pay votes on an annual basis. At the present time, we expect to hold the next Say-When-on-Pay vote at our fiscal 2015 Annual Meeting of Stockholders.

Executive Compensation Philosophy and Objectives

We compensate our executive officers, including our Named Executive Officers, based on overall corporate and individual performance. We design our compensation packages to enable us to recruit, motivate, and retain talented executive officers with proven experience. Because many of our executive officers, including our Named Executive Officers, lead our largest functions, they have the ability to directly influence overall company performance and, as a result, have a greater portion of their target total direct compensation opportunity tied to short-term and long-term incentives than most other employees. Further, we seek to align the interests of our executive officers and stockholders to promote the short-term and long-term growth of our business, and thereby increase stockholder value.

We have designed our executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth, free cash flow and profitability, and outstanding customer service.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee oversees our executive compensation program (including our executive compensation policies and practices), approves the compensation of our executive officers, and administers our various equity compensation plans. Currently, the Compensation Committee consists of Mark F. Bregman, Gary J. Daichendt (chairperson), and Kenneth D. Denman. Each member of the Compensation Committee is (i) an “independent” director under the rules of The Nasdaq Stock Market, (ii) an “outside” director as defined in Section 162(m) of the Internal Revenue Code (the “Code”), and (iii) a “non-employee” director within the meaning of Exchange Act Rule 16b-3. The Compensation Committee has adopted a written charter approved by our board of directors, which is available on our website at www.shoretel.com under “About Us” – “Investor Relations” — “Corporate Governance/Leadership.”

The Compensation Committee reviews and approves the various elements of our executive officers’ compensation (other than for our CEO), as well as any employment arrangements with our executive officers. In doing so, the Compensation Committee is responsible for ensuring that the compensation of our executive officers, including our Named Executive Officers, is consistent with our executive compensation philosophy and objectives.

With respect to our CEO, the Compensation Committee formulates and recommends the form and amount of his compensation to the independent members of our board of directors. The independent members of our board of directors then approve the form and amount of our CEO’s compensation.

Role of Management

The Compensation Committee receives support from our Human Resources Department in designing our executive compensation program and analyzing competitive market practices. The Vice President of Human Resources regularly participated in meetings of the Compensation Committee during fiscal 2014. In addition, our General Counsel also regularly attended meetings of the Compensation Committee to provide support and assistance with respect to the legal implications of our compensation decisions.

Our CEO and CFO also regularly participate in Compensation Committee meetings, providing management input on organizational structure, executive development, and financial analysis. Our CEO provided recommendations (except with respect to his own compensation) to the Compensation Committee regarding the cash and equity compensation for our executive officers and how to use incentive compensation to further our growth. Our executive officers are not present when their specific compensation arrangements are discussed.

The Compensation Committee has delegated to a subcommittee consisting of our CEO and CFO the authority to approve cash awards and grant equity awards to non-executive officer employees within certain guidelines. For additional information on this delegation of authority, see “Other Compensation Policies - Equity Award Policy” below.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers. In fiscal 2014, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it with compensation matters. A representative of Compensia regularly attended meetings of the Compensation Committee, responded to committee members’ inquiries, and provided its analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Compensia in fiscal 2014 were as follows:

•	Assisted in the review and updating of our compensation peer group;

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group;

•	Provided advice with respect to compensation best practices and market trends for executive officers and directors;

•	Assisted with the design of the short-term and long-term incentive compensation plans for our executive officers;

•	Assessed our compensation risk profile and reported on this assessment;

•	Analyzed the director compensation levels and practices of the companies in our compensation peer group; and

•	Provided ad hoc advice and support throughout the year.

Compensia does not provide any services to us other than the services provided to the compensation committee. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the Nasdaq Stock Market, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

During the first half of fiscal 2014, the Compensation Committee used the following compensation peer group, which was developed during fiscal 2013 with the assistance of Compensia based on an evaluation of companies that it believed were comparable to us with respect to operations, revenue level, industry segment, and market conditions, as a reference source in its executive compensation deliberations:

8X8	Broadsoft	Cal Amp
Calix	Communications Systems	Extreme Networks
Globecomm Systems	Infinera	Interactive Intelligence
Internap Network Services	iPass	Limelight Networks
LivePerson	LogMeIn	Neutral Tandem
Oplink Communications	Premiere Global Services	Sonus Networks
Symmetricom	VASCO Data Security

In March 2014, the Compensation Committee reviewed and updated our compensation peer group to reflect the increase in our market capitalization over the previous year and recognize our growing focus on cloud-based offerings. As a result, the Compensation Committee added six new companies and removed four existing companies from the peer group. The compensation peer group for the second half of fiscal 2014 consisted of the following companies:

8X8	ADTRAN	Broadsoft
CalAmp	Calix	Emulex
Extreme Networks	InContent	Infinera
Infoblox	Inteliquent*	Interactive Intelligence
Internap Network Services	Ixia	Limelight Networks
Live Person	LogMeIn	Oplink Communications
Premiere Global Services	RingCentral	Sonus Networks
VASCO Data Security

*	Formerly Neutral Tandem

The companies in our compensation peer group were U.S.-based companies involved in the networking, telecommunications, and cloud-based industries, and, therefore, were representative of the companies with which we compete for executive talent. In addition, these companies had a similar revenue level (generally, 0.3x to 1.9x our revenue level) and market capitalization (generally, 0.4x to 3.0x our market capitalization). Compensation peer group comparison data were collected from publicly-available information contained in the SEC filings of the peer group companies, as well as from the Radford Global Technology Survey. The Compensation Committee uses the Radford survey as a source of market data and other information related to trends and competitive practices in executive compensation.

Compensation Elements

Our executive officers, including our Named Executive Officers, are compensated through the following compensation elements, each designed to achieve one or more of our overall objectives in fashioning compensation:

Compensation Element	How Determined	Objective	Philosophy
Base Salary	Market data and scope of executive officer’s role and responsibilities	Attract and retain experienced executive officers	Reflect scope of duties and responsibilities

Annual Cash Bonuses	Based on achieving corporate objectives consistent with annual operating plan	Motivate executive officers to achieve corporate objectives	Reflect scope of duties and responsibilities

	Cash bonuses are subject to adjustment based on individual performance during the performance period	Tie a substantial portion of target cash compensation opportunity to achievement of corporate objectives and individual performance	Substantial portion of cash compensation opportunity based on short-term Company performance

Long-Term Incentive Compensation	Market data, scope of executive officer’s duties and responsibilities, and value of existing equity awards	Attract and retain experienced executive officers Align interests of executive officers and stockholders	Long-term incentive compensation emphasized over base salaries Significant portion of executive compensation tied to stockholder value creation

Base Salary

In connection with his promotion to the position of President and CEO, effective August 12, 2013, the board of directors increased Mr. Joos’ annual base salary from $280,000 to $385,000. Effective August 2013, the Compensation Committee increased Mr. Healy’s annual base salary from $290,000 to $310,000 and Mr. Oruganti’s annual base salary from $198,000 to $223,000. Further, in connection with his promotion to the position of Senior Vice President, Services and Operations, effective January 30, 2014, the Compensation Committee further increased Mr. Oruganti’s annual base salary from $223,000 to $245,000.

In May 2014, the Compensation Committee reviewed the base salary of each of our executive officers, including our Named Executive Officers, and compared their base salaries to those of the executives holding comparable positions at the companies in the compensation peer group. As a result of this comparison and its assessment of our fiscal 2014 performance, the Compensation Committee determined to adjust the base salaries for our Named Executive Officers effective July 1, 2014 as follows:

Named Executive Officer	Base Salary	Percentage Increase
Mr. Joos	$440,000	14.3%
Mr. Healy	$328,000	5.8%
Mr. Malhotra	$285,000	3.6%
Mr. Oruganti	$250,000	2.0%
Mr. Petts	$300,000	—
Mr. Blackmore	—	—

The base salaries of our Named Executive Officers for fiscal 2014 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

We use annual cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses constitute a significant percentage of the target total direct compensation opportunity of our executive officers.

Typically, the Compensation Committee establishes cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our corporate and their individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual financial objectives and below-target bonuses when we do not achieve these objectives.

In August 2014, the Compensation Committee determined to award cash bonuses to our executive officers, including our Named Executive officers, pursuant to the cash bonus plan for fiscal 2014 (the “Fiscal 2014 Bonus Plan”). The Fiscal 2014 Bonus Plan provided for an “advance” feature at the end of the first half of fiscal 2014, subject to an ultimate adjustment and reconciliation at the end of the fiscal year.

Target Cash Bonus Opportunities

The target cash bonus opportunity for each of our Named Executive Officers, other than Mr. Petts (who participated in a separate sales commission plan), under the Fiscal 2014 Bonus Plan was expressed as a percentage of base salary, with a threshold cash bonus opportunity equal to 50% of the target bonus opportunity and a maximum cash bonus opportunity equal to 150% of the target bonus opportunity, as follows:

Named Executive Officer	Threshold Award (as a percentage of base salary)	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Mr. Joos	50%	100%	150%
Mr. Healy	25%	50%	75%
Mr. Malhotra	22.5%	45%	67.5%
Mr. Oruganti	22.5%	45%	67.5%
Mr. Blackmore	—	—	—

Corporate Performance Measures

The Fiscal 2014 Bonus Plan was designed to reward our participating Named Executive Officers for their performance as measured in the following specific areas:

•	revenue achievement;

•	free cash flow;

•	non-GAAP operating income;

•	certain strategic objectives; and

•	net promoter score (a customer satisfaction metric used in various industries).

For purposes of the Fiscal 2014 Bonus Plan, “non-GAAP operating income” excludes certain stock-based compensation expense, amortization of acquisition-based intangibles which are non-cash charges, and other non-recurring items that management does not consider core to its operations. For purposes of the Fiscal 2014 Bonus Plan, “free cash flow” is defined as cash flow from Operations less capital expenditures.

The corporate performance measures selected by the Compensation Committee for the Fiscal 2014 Bonus Plan reflected its belief that, as a “growth company,” our executive officers should be rewarded for revenue growth, but only if that revenue growth was achieved in accordance with our non-GAAP profitability plan, free cash flow plan, and achievement of key strategic objectives. The Compensation Committee considered the selected performance measures to be the best indicators of financial success and stockholder value creation.

For our participating Named Executive Officers, the corporate performance measures, their respective weighting, and the threshold and maximum target levels used to determine their cash bonuses are set forth below.

Each participating Named Executive Officer’s bonus earned for fiscal 2014 was based on the performance criteria set forth below, while the Fiscal 2014 Bonus Plan also included an opportunity to earn up to approximately half of the target award after the first six months of the fiscal year if performance was tracking at an above-target level. The Fiscal 2014 Bonus Plan includes a “true-up” feature to ensure that above-target awards were not earned for performance during the first six months that was not sustained through the full fiscal year.

Corporate Performance Measure	Weighting
Revenue	40%
Free cash flow	10%
Non-GAAP operating margin percentage	30%
Specific strategic objectives	20%
Net Promoter Score	+/- 10%

For purposes of the Fiscal 2014 Bonus Plan, achievement of the threshold revenue, free cash flow, and non-GAAP operating margin percentage would yield a 50% payment with respect to each of those respective performance measures, and achievement of the maximum revenue, free cash flow, and non-GAAP operating margin percentage would yield a 150% payment with respect to each of those respective performance measures. Payouts were interpolated for actual performance within this range. The maximum payment for overachievement in all performance goals was capped at 150%. The Fiscal 2014 Bonus Plan also included a net promoter score multiplier which could increase or reduce the bonus payment based on the results of customer surveys.

Our performance against each of the corporate performance measures was used to determine the size of the bonus pool under the Fiscal 2014 Bonus Plan. The bonus pool was equal to the product of (a) a percentage determined under the Fiscal 2014 Bonus Plan, based on the extent to which the performance measures for the performance period were achieved, multiplied by (b) a dollar amount equal to 100% for our CEO, 50% for our CFO, 50% for Mr. Oruganti (starting in February 2014), and 45% for our other executive officers, multiplied by each executive officer’s pro-rated annual base salary.

Individual Performance Assessment

Each executive officer’s individual performance was evaluated by the Compensation Committee and his or her tentative cash bonus payment was subject to adjustment based on the Compensation Committee’s assessment of such performance. Prior to such evaluation, our CEO provided the Compensation Committee with an assessment of each executive officer’s performance for each six-month period.

For fiscal 2014, the maximum cash bonus payment for any executive officer under the Fiscal 2014 Bonus Plan was 150% of his or her target cash bonus opportunity, although total payments under the Fiscal 2014 Bonus Plan cannot exceed the amount of the fiscal 2014 bonus pool.

Fiscal 2014 Cash Bonus Performance Achievement Levels and Decisions

The target levels for the corporate performance measures for fiscal 2014 under the Fiscal 2014 Bonus Plan, and our actual performance for fiscal 2014 against those measures, were as follows:

Corporate Performance Measure	Target Performance Level	Actual Achievement	Performance Attainment
Revenue	$341,955,000	$339,792,000	99.4%
Free cash flow	$10,142,000	$24,190,000	150%
Non-GAAP operating margin	3.67%	5.0%	136%
Strategic objectives	Two	Two	98% of first objective 100% of second objective

For fiscal 2014:

•	we achieved a revenue level that was equal to 99.4% of our annual operating plan, which, based on a 40% weighting factor, yielded a 39.2% payment of the revenue performance measure;

•	we achieved a non-GAAP operating margin level that was equal to 136% of our annual operating plan, which, based on a 30% weighting factor, yielded a 40.6% payment of the non-GAAP operating margin performance measure; and

•	we achieved a free cash flow level that was equal to the capped 150% of our annual operating plan, which, based on a 10% weighting factor, yielded a capped 15% payment of the free cash flow performance measure.

Consequently, when added to the 98% achievement of one of the strategic objectives established for the fiscal year, the 100% achievement of the other strategic objective established for fiscal 2014, and the 10% multiplier we achieved related to customer satisfaction ratings, we achieved approximately 124% of the target level for the Fiscal 2014 Bonus Plan performance measures. Consequently, the actual cash bonuses paid to our Named Executive Officers under the Fiscal 2014 Bonus Plan, after applying the CEO’s / board of directors’ performance ratings, were as follows:

Named Executive Officer	Cash Bonus Payments for the First Half of Fiscal 2014	Cash Bonus Payments for the Second Half of Fiscal 2014		Total Cash Bonus Payments for Fiscal 2014
Mr. Joos	$162,283	$264,771	(1)	$427,054
Mr. Healy	$74,192	$116,871		$191,063
Mr. Malhotra	$62,749	$91,575		$154,324
Mr. Oruganti	$48,319	$81,822		$130,141
Mr. Blackmore	—	—		—

(1)	Based on the corporate performance achievement levels and the Board’s performance ratings of Mr. Joos for fiscal 2014, Mr. Joos would have received a cash bonus payment for the second half of fiscal 2014 in the amount of $364,771. The board of directors determined, however, to have the payment of $100,000 of such amount contingent upon Mr. Joos relocating to our headquarters in Sunnyvale, California by December 31, 2014.

Commission Arrangements for Mr. Petts

As our Senior Vice President of Worldwide Sales, during fiscal 2014 Mr. Petts was a participant in our fiscal 2014 Sales Commission Plan. Under this plan, Mr. Petts was eligible to receive a commission with an annual target of $300,000 (payable monthly and adjusted based on a fiscal quarterly quota) based on our performance as measured and weighted against the following financial measures. For the first half of fiscal 2014, the financial measures were:

•	Worldwide Premise revenue, excluding ShoreTel Sky – weighted 80%. Pursuant to this component of his individual commission plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our annual revenue target and 175% payout if we achieved 115% of our annual revenue target, with payouts interpolated for actual performance within this range, and no maximum payout cap.
•	Worldwide Premise gross margin percentage – weighted 10%. Pursuant to this component of his individual commission plan, Mr. Petts was eligible to receive a 84% payout if we achieved 95% of our annual gross margin percentage target and 150% payout if we achieved 110% of our annual gross margin percentage target, with payouts interpolated for actual performance within this range, with a maximum payout cap of 150% on this element.
•	Worldwide Premise contribution margin – weighted 10%. Pursuant to this component of his individual commission plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our annual contribution margin dollar target and 150% payout if we achieved 150% of our annual contribution margin target, with payouts interpolated for actual performance within this range, and no maximum payout cap.

For the second half of fiscal 2014, the financial measures were:

•	Total Company Revenue – weighted 70%. Pursuant to this component of his individual commission plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our second half fiscal year revenue target and 175% payout if we achieved 115% of our second half fiscal year revenue target, with payouts interpolated for actual performance within this range, and no maximum payout cap.
•	MRR Cloud Bookings – weighted 20%. Pursuant to this component of his individual commission plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our second half fiscal year MMR cloud bookings target and 150% payout if we achieved 150% of our second half fiscal year MRR cloud bookings target, with payouts interpolated for actual performance within this range, with a maximum payout cap of 150% on this element. This measure also required achievement of a minimum MRR Cloud bookings amount from the enabled partner program for any payout to be made.
•	Total Company Non-GAAP Operating Margin Percentage – weighted 10%. Pursuant to this component of his individual commission plan, Mr. Petts was eligible to receive a 50% payout if we achieved 50% of our second half fiscal year operating margin target and 150% payout if we achieved 150% of our second half fiscal year operating margin target, with payouts interpolated for actual performance within this range, with a maximum payout cap of 150% on this element.

Following the end of fiscal 2014, the Compensation Committee determined that Mr. Petts had earned a commission in the amount of $340,880, which equaled approximately 114% of his commission opportunity for the year, determined as follows:

Performance Measure	Portion of Commission Plan Attributable to Performance Measure	Actual Commission Payable with Respect to Performance Measure	Percentage of Commission Paid in Relation to Commission Plan
1st Half Worldwide Premise Revenue	$120,000	$126,402	105%
1st Half Worldwide Premise Gross Margin Percentage	$15,000	$15,184	101%
1st Half Worldwide Premise Contribution Margin	$15,000	$16,377	109%
2nd Half Total Company Revenue	$105,000	$103,210	98%
2nd MRR Cloud Bookings	$30,000	$30,799	103%
2nd Total Company Non-GAAP Operating Margin Percentage	$15,000	$17,919	120%
Customer Satisfaction Ratings	+10%	30,989	+10%

Long-Term Incentive Compensation

Our long-term incentive compensation consists of equity awards in the form of options to purchase shares of our common stock and restricted stock unit awards for shares of our common stock to ensure that our executive officers, including our Named Executive Officers, have a continuing stake in our long-term success. The Compensation Committee believes that these types of equity awards best meets our overall goals of alignment with long-term performance and stockholder value creation, and retention of our key executive officers.

In determining the size of the long-term incentive compensation awards for our executive officers, the Compensation Committee considers our performance against our long-term strategic plan, each individual executive officer’s performance against his or her performance objectives, market data concerning comparative share ownership levels, the extent to which the shares of our common stock subject to previously-granted equity awards are vested, and the recommendations of our CEO.

On August 7, 2013, in connection with his promotion to the position of President and CEO, effective August 12, 2013, the Compensation Committee granted to Mr. Joos an option to purchase 460,000 shares of our common stock with an exercise price equal to $4.31 per share, the fair market value of our common stock on the effective date of grant. This option vests as to 25% of the shares of our common stock subject to the option on the first anniversary of the date of grant and as to 1/48th of the shares subject to the option each month thereafter.

The equity awards granted to our Named Executive Officers during fiscal 2014 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards During the Fiscal Year Table” below.

Welfare and Other Employee Benefits

We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently do not match any contributions made to the plan by our employees, including executive officers. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We had entered into a written employment agreement with Mr. Blackmore, our former President and CEO, and, with Mr. Joos, our current President and CEO. We also have extended written employment offer letters to our other executive officers, including our other Named Executive Officers. Each of these arrangements was approved on our behalf by our board of directors or the Compensation Committee, as applicable. We believe that these employment arrangements were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, our board of directors or the Compensation Committee, as applicable, was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same time, our board of directors or the Compensation Committee, as applicable, was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment arrangements provided for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and a recommendation for an equity award in the form of a stock option to purchase shares our common stock.

Agreement with Mr. Blackmore

Mr. Blackmore was our chief executive officer until August 12, 2013. At the time that he was appointed chief executive officer, ShoreTel entered into an employment agreement with Mr. Blackmore that provided for his general employment terms, including certain compensation provisions described below, and specified termination payments and benefits in the event of a termination of his employment, including a termination of employment following a change of control of the Company.

Executive Employment Agreement

Salary and Bonus.    Under the Executive Employment Agreement, Mr. Blackmore received an annual base salary of $400,000, less applicable withholding taxes, which was reviewed annually by the compensation committee. Mr. Blackmore was eligible to receive an annual incentive bonus based on criteria established by the board of directors equal to his then-current base salary. Such target bonus could be increased at the discretion of the board of directors to a maximum of 150% of his then-current base salary.

Transitional Employment Agreement

On August 7, 2013, ShoreTel entered into a transitional employment agreement with Mr. Blackmore whereby Mr. Blackmore provided a release of claims in favor of ShoreTel and agreed to provide transitional services and advice to the chief executive officer and the chairperson of the board of directors between August 12, 2013 and February 12, 2014 (the “Transitional Period”). Either party may terminate the transitional services prior to the end of the Transitional Period.

Terms of Service.    We continued to pay Mr. Blackmore’s regular base salary (annualized at $400,000), and Mr. Blackmore was eligible to participate in our Employee Stock Purchase Plan and 401(k) Plan, continued to vest in his equity awards, and continued to participate in company-sponsored health benefit plans to the fullest extent allowed by such plans. In addition, Mr. Blackmore was eligible to receive his bonus for the second half of our 2013 fiscal year for which he was eligible in his capacity as our chief executive officer, subject to determination and approval by the board of directors. Mr. Blackmore will not be eligible for any bonus relating to the fiscal 2014 and ceased to accrue personal time-off benefits on August 12, 2013.

Agreement with Mr. Joos

Mr. Joos executed an offer letter in March 2011. The offer letter provides for at-will employment without any specific term. Mr. Joos’ annual base salary on June 30, 2013 was $280,000. In addition, Mr. Joos was eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Mr. Joos also had a retention incentive agreement that provided for severance upon his termination. Please see “–Retention Incentive Agreements” below.

On August 8, 2013, ShoreTel announced that Mr. Joos would be promoted to president and chief executive officer as of August 12, 2013. Mr. Joos was also appointed as a member of our board of directors effective August 12, 2013. Prior to his promotion, Mr. Joos had served as our Senior Vice President of Business Operations. We entered into an Executive Employment Agreement with Mr. Joos that provides for his general employment terms effective August 12, 2013, including certain compensation provisions described below, and specified termination benefits in the event of a termination upon a change of control of us or a termination in absence of a change of control.

Salary and Bonus.    Mr. Joos shall receive an annual base salary of $385,000, less applicable withholding taxes, which shall be reviewed annually by the compensation committee with changes thereto being subject to the definition of Good Reason. Mr. Joos will be eligible to receive an annual objective-based incentive bonus based on criteria established by the board of directors equal to Mr. Joos’ then-current base salary. Such target bonus may be increased at the discretion of the board of directors to a maximum of one hundred and fifty percent (150%) of the then current base salary based on achievement of performance objectives determined by the board of directors. For the fiscal year ending June 30, 2014, such target bonus will be prorated by the number of days between Mr. Joos’ commencement of employment and June 30, 2014.

Additional Benefits.    We will pay for one annual physical for Mr. Joos. In addition, under the offer letter, Mr. Joos shall relocate to our headquarters, in Sunnyvale, California, within 12 months from his commencement of employment and will receive a one-time reimbursement of up to $150,000 for such relocation costs. Until such relocation, we will provide a $6,000 per month stipend for his business travel between Austin, Texas and our headquarters and for temporary living expenses. On August 15, 2014, our board of directors extended the $6,000 per month stipend through the remainder of 2014 and determined to have the payment of $100,000 of Mr. Joos’ second half fiscal 2014 cash bonus contingent upon Mr. Joos relocating to our headquarters in Sunnyvale, California by December 31, 2014.

Equity Awards.    Mr. Joos will be granted an option to purchase 460,000 shares of common stock with an exercise price equal to the fair market value on the date of grant. The option will vest as to 25% of the shares subject thereto on the first anniversary of the grant date, with 1/48th of the shares subject to the options vesting on a monthly basis thereafter. The vesting of the options shall accelerate as described below.

Termination in Absence of a Change of Control.    In the event of a Termination in Absence of Change of Control and upon Mr. Joos’ execution of a binding release agreement within twenty-one (21) days following his termination of service and resignation from the board of directors, Mr. Joos will be entitled to receive (in addition to any accrued benefits): (1) a lump sum payment in an amount equal to eighteen (18) months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for up to eighteen (18) months pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to his timely election of COBRA coverage and only for so long as Mr. Joos is not covered by another group health plan, (3) a lump sum amount equal to his then-current target bonus, less any previously-paid advances on such bonus, prorated for the number of days of Mr. Joos’ service for such year, provided that if such termination were to occur in the second (2nd) half of the fiscal year, the first (1st) half incentive plan funded percentage would be used and a performance rating factor of 1.0 in calculating the amount owed would be used, and (4) accelerated vesting of Mr. Joos’ option awards as if he had provided an additional six (6) months of service following the date when he ceased providing services to us.

Termination Upon a Change of Control.    In the event of a termination upon a change of control and upon Mr. Joos’ execution of a binding release agreement within twenty-one (21) days following his termination of service and resignation from the board of directors, Mr. Joos will be entitled to receive (in addition to any accrued benefits): (1) a lump sum payment in an amount equal to eighteen (18) months of his base salary, less applicable withholding taxes; (2) reimbursement of premiums paid for continuation coverage for eighteen (18) months pursuant to COBRA, subject to Mr. Joos’ timely election of COBRA coverage and only for so long as he is not covered by another group health plan; (3) a lump sum payment in an amount equal to one hundred and fifty percent (150%) of his then-current target bonus, less applicable withholding taxes and (4) full acceleration of all of Mr. Joos’ equity awards. Mr. Joos is required to provide reasonable part-time transition services to us (or any successor) following a Termination Upon a Change of Control for a three (3)-month period in order to receive these benefits.

Post-Employment Compensation Arrangements

We have entered into written retention incentive agreements with each of our executive officers, including each of our Named Executive Officers, which provide them with the opportunity to receive various payments and benefits in the event of an involuntary termination of employment under certain specified circumstances, including an involuntary termination of employment in connection with a change in control of us.

We provide these arrangements to encourage our executive officers to work at a dynamic and rapidly growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our executive officers when they are evaluating a potential acquisition of us, particularly when the services of the executive officers may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of the executive officers through the conclusion of the transaction, and to ensure a smooth management transition. These arrangements have been drafted to provide each of our executive officers, including our Named Executive Officers, with consistent treatment that is competitive with current market practices.

For a detailed description of the post-employment compensation arrangements of our Named Executive Officers, see “Potential Payments Upon Termination or Change of Control” below.

Other Compensation Policies

Stock Ownership Policy

Currently, we do not have equity security ownership guidelines or requirements for our executive officers.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Act.

Derivatives Trading and Hedging Policies

Our Insider Trading Policy provides that no employee, officer, or director may acquire, sell, or trade in any interest or position relating to the future price of our securities, such as a put option, a call option or a short sale (including a short sale “against the box”), or engage in hedging transactions (including “cashless collars”).

Equity Award Policy

Equity awards for newly-hired executive officers are typically made on the date that he or she commences employment. We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates.

The Compensation Committee has delegated to a subcommittee consisting of our CEO and CFO the authority to approve cash awards and grant equity awards to non-executive officer employees, subject to the following guidelines:

•	Awards can only be granted to employees who are neither executive staff members reporting directly to our CEO, section 16 officers, nor members of our board of directors.
•	Awards may be made for new hire grants subject to the further restrictions described below.
•	Awards may be made for promotions.
•	Awards may be made in special circumstances, such as for outstanding performance or for retention purposes.
•	Awards may be made in connection with our annual “refresh” grants subject to the further restrictions described below.
•	Awards outside the pre-approved ranges of the award grant guidelines approved by the Compensation Committee on an annual basis must be reported to the Compensation Committee.

Non-executive officer new hire grants and annual “refresh” grants may be granted outside of the ranges in the award grant guidelines approved by the Compensation Committee so long as (a) the total of such awards granted are within the limits of the annual pool or budget previously approved by the Compensation Committee, and (b) the subcommittee reports to the Compensation Committee any such grants that deviate from the award grant guidelines.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. Generally, remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Nonqualified Deferred Compensation

The Compensation Committee takes into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2014 and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving our various compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

•	Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of base salary, annual cash incentives, and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.
•	Multiple Performance Measures – Our incentive compensation plans use multiple company-wide measures and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company.
•	The executive incentive plan is dependent on multiple performance metrics including revenue, non-GAAP profit, and strategic components. The plan does not pay out unless certain financial measure target levels are met.
•	The long-term incentives are equity-based, with four-year vesting to complement our annual cash based incentives.
•	Capped Incentive Awards – With the exception of Mr. Petts, awards under the executive incentive plan are capped at 150% of the target award level.

Additionally, the Compensation Committee considered an assessment of compensation-related risks for all of our employees. Based on this assessment and the factors noted above, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. In making this evaluation, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by its compensation consultant, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and our board of directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Gary J. Daichendt (Chair)
Mark F. Bregman
Kenneth D. Denman

The foregoing report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

Executive compensation tables

The following table presents compensation information for our fiscal year ended June 30, 2014 paid to or earned by our “Named Executive Officers”.

Summary Compensation

Name and Principal Position	Fiscal Year	Salary(1)		Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Donald Joos(4)	2014	$373,466		—	—	$1,142,824	$427,054	$66,000	(5)	$2,009,344
President and Chief Executive Officer	2013	280,000		—	$106,504	287,514	84,000	—		758,018

Michael E. Healy	2014	306,667		—	111,000	127,965	191,063	—		736,695
Chief Financial Officer	2013	290,000		—	—	143,100	81,000	—		514,100
	2012	290,000		—	80,200	261,003	66,193	—		697,396

Pankaj Malhotra(4)	2014	$275,000		—	—	356,220	154,324	—		785,544
SVP Engineering

Bharath Oruganti(4)	2014	$228,000		—	195,360	129,245	130,141	—		682,746
SVP Services & Operations

David Petts	2014	640,879	(6)	—	111,000	127,965	—	—		879,844
SVP of Worldwide Sales	2013	486,366	(7)		215,500	626,425	—	—		1,328,291

Peter Blackmore(4)	2014	246,667		—	—	—	—	—		246,667
Former Chief Executive Officer	2013	400,000		—	—	238,500	246,200	—		884,700
	2012	400,000		—	—	—	202,911	—		602,911

(1)	The amounts in this column include payments by us in respect of sales commissions, accrued vacation, holidays, and sick days, as well as any salary contributed by the named executive officer to our 401(k) plan.
(2)	Represents the aggregate grant date fair value under ASC 718. In fiscal 2014 we estimated the grant date fair value of stock option awards using the Black-Scholes option pricing model with the following assumptions — Expected life: 4.98-5.44 years, Risk free interest rate: 1.44-1.66%, Volatility: 51-66%, and Dividend yield: 0% — and in fiscal year 2013 we estimated the grant date fair value of stock option awards using the Black Scholes option valuation model with the following assumptions — Expected life: 5.32-5.48 years, Risk free interest rate: 0.67-0.91%, Volatility: 68-69%, and Dividend yield: 0% - and in fiscal year 2012 we estimated the grant date fair value of stock option awards using the Black Scholes option valuation model with the following assumptions — Expected life: 6.08 years, Risk free interest rate: 0.79-1.15%, Volatility: 65-66%, and Dividend yield: 0%.
(3)	Except as otherwise noted below, all non-equity incentive plan compensation was paid pursuant to a bonus incentive plan. For a description of this plan, see “Compensation Discussion and Analysis — Annual Cash Bonuses.”
(4)	Mr. Joos became Senior Vice President of Business Operations on July 1, 2012 and became President and CEO on August 12, 2013. Mr. Malhotra became Senior Vice President of Engineering in June 17, 2013. Mr. Oruganti became Senior Vice President of Services and Operations on February 1, 2014. Effective

August 12, 2013, Mr. Blackmore resigned and ceased to serve as the Company’s President and CEO and resigned from the board of directors. Mr. Blackmore continued to provide transitional services to us between August 12, 2013 and February 12, 2014 pursuant to a transitional employment agreement. For each of these Named Executive Officers, the amount reported in the Salary column represents each person’s actual base salary paid in accordance with his position during fiscal 2014.

(5)	Consists of $6,000 per month stipend for Mr. Joos’ business travel between Austin, Texas and our headquarters and for temporary living expenses beginning on his appointment as President and CEO.

(6)	Includes $340,879 in commissions.

(7)	Includes $192,616 in commissions.

Grants of Plan-Based Awards During the Fiscal Year

The following table provides information with regard to grants of plan-based awards to each named executive officer during our fiscal year ended June 30, 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Number of Securities Underlying Awards(2)		Exercise Price of Option Awards(3)($)	Grant Date Fair Value of Stock Option Awards(6)
		Target($)	Maximum($)
Donald Joos	8/12/2013	—	—	460,000	(4)	$4.31	$1,142,824
	—	$385,000	$577,500	—		—	—

Michael Healy	8/15/2013	—	—	50,000	(4)	$4.44	$127,965
	8/15/2013	—	—	25,000	(5)	—	111,000
	—	155,000	232,500	—		—	—

Pankaj Malhotra	7/8/2013	—	—	150,000	(4)	4.12	356,220
	—	123,750	185,625	—		—	—

Bharath Oruganti	8/15/2013	—	—	50,500	(4)	4.44	129,245
	8/15/2013	—	—	44,000	(5)	—	195,360
	—	112,500	168,750	—		—	—

David Petts	8/15/2013	—	—	50,000	(4)	4.44	127,965
	8/15/2013	—	—	25,000	(5)	—	111,000

Peter Blackmore	—	—	—	—		—	—

(1)	The amounts reported in these columns represent the annual bonuses payable pursuant to ShoreTel bonus plans for fiscal 2014. For a description of these plans, see “Compensation Discussion and Analysis — Annual Cash Bonuses.”
(2)	Each award was granted pursuant to our 2007 Equity Incentive Plan.
(3)	Represents the fair market value of a share of our common stock on the grant date of the option, and represents the closing price of our common stock on such date.
(4)	A stock option that vests as to 25% of the shares on the first anniversary of the grant date and vests as to 1/48 of the shares each month over the next three years thereafter.
(5)	A restricted stock unit that vests as to 25% of the shares on the first anniversary of the grant date and vests as to 25% of the shares each anniversary of the grant date over the next three years thereafter.
(6)	Represents the grant date fair value under ASC 718, we estimated the grant date fair value of stock option awards using the Black-Scholes option valuation model with the following assumptions — Expected life: 4.98-5.44 years, Risk free interest rate: 1.44-1.66%, Volatility: 51-66%, and Dividend yield: 0%. See Footnote 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for further discussion of the assumptions used.

Equity awards may be subject to accelerated vesting upon involuntary termination or constructive termination of employment following a change of control of ShoreTel, as discussed below in “— Employment, Severance and Change of Control Arrangements.”

Outstanding Equity Awards at June 30, 2014

The following table presents the outstanding stock options and restricted stock unit awards held as of June 30, 2014 by each named executive officer:

Name	Number of Securities Underlying Unexercised Options(1)			Option Exercise Price(2)	Option Expiration Date	Stock Awards - Shares of Units of Stock That Have Not Vested		Stock Awards - Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
	Exercisable	Unexercisable
Donald Joos		460,000	(4)	4.31	8/12/2023	—		—
	158,333	41,667	(5)	8.79	4/12/2021	—		—
	—	60,000	(6)	4.14	8/24/2022	—		—
	27,500	32,500	(7)	4.14	8/24/2022	—		—
	—	—		—	—	18,072	(16)	$117,829

Michael Healy	—	50,000	(4)	4.44	8/15/2023	—		—
	—	—		—	—	25,000	(17)	163,000
	192,412	—	(8)	4.82	2/3/2016	—		—
	100,000	—	(9)	5.08	5/6/2018	—		—
	47,916	2,084	(10)	4.55	8/17/2020	—		—
	38,958	16,042	(11)	8.02	8/15/2021
	—	60,000	(6)	4.14	8/24/2022
	—	—		—	—	1,500	(18)	9,780
	—	—		—	—	5,000	(19)	32,600

Pankaj Malhotra	—	150,000	(12)	4.12	7/8/2023	—		—

Bharath Oruganti	—	50,500	(4)	4.44	8/15/2023	—		—
	—	—		—	—	44,000	(17)	286,880
	13,125	16,875	(13)	4.02	9/11/2022	—		—
				—	—	11,250	(20)	73,350
	8,073	4,427	(14)	6.73	11/14/2021	—		—
	—	—		—	—	2,500	(21)	16,300

David Petts	—	50,000	(4)	4.44	8/15/2023	—		—
	—	—		—	—	25,000	(17)	163,000
	119,792	130,208	(15)	4.31	7/9/2022	—		—
	—	—		—	—	33,333	(22)	217,331

Peter Blackmore	—	—		—	—	—		—

(1)	Each stock option was granted pursuant to our 1997 Stock Option Plan or 2007 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below for each option. Each of these equity awards expires 7 or 10 years from the date of grant. Certain of these stock options are also subject to accelerated vesting upon involuntary termination or constructive termination following a change of control of ShoreTel, as discussed below in “Employment, Severance and Change of Control Arrangements.”
(2)	Represents the closing price of our common stock on the date of grant.
(3)	Market value of shares or units of stock that have not vested is computed by multiplying $6.52, closing price on The Nasdaq Global Select Market of our common stock on June 30, 2014, by the number of shares or units.
(4)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in August 2014, and 1/48 of the shares each month over three years thereafter.
(5)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in April 2012, and 1/48 of the shares each month over three years thereafter.
(6)	Represents shares subject to an outstanding stock option. Performance-based grant with vesting tied to the 60-day average. The first 25% is eligible to vest beginning on the first anniversary of the grant date if the 60-day average stock price reaches $7.00 before the fourth anniversary of the grant date, the next 25% is eligible to vest beginning on the second anniversary of the grant date if the 60-day average stock price reaches $8.00 before the fourth anniversary of the grant date, the third 25% is eligible to vest beginning on the third anniversary of the grant date if the 60-day average stock price reaches $9.00 before the fourth anniversary of the grant date, and the last 25% is eligible to vest if the 60-day average stock price reaches $10.00 on the fourth anniversary of the grant date. The stock price performance will be evaluated on each one year anniversary of the date of grant over a four-year period. In the event the price thresholds are not met within four years from the date of grant, the shares do not vest and the option will terminate with respect to shares that did not vest. Upon a change in control of us, the stock price performance will be measured immediately prior to the closing of the change in control transaction, and the options will vest to the extent the requisite 60-day average targets have been met, or if the closing stock price on that date exceeds the dollar thresholds described above.
(7)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in August 2013, and 1/48 of the shares each month over three years thereafter.
(8)	Represents shares subject to an immediately exercisable outstanding stock option. The option vested as to 25% of the shares in February 2010, and 1/48 of the shares each month over three years thereafter.
(9)	Represents shares subject to an immediately exercisable outstanding stock option. The option vested as to 50% of the shares in May 2010, and 1/48 of the shares each month over two years thereafter.
(10)	Represents shares subject to an outstanding stock option. The option vests as to 50% of the shares in August 2012 and 1/48 of the shares each month over two years thereafter.
(11)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in August 2012, and 1/48 of the shares each month over three years thereafter.
(12)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in July 2014, and vests as to 1/48 of the shares each month over three years thereafter.
(13)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in September 2013, and 1/48 of the shares each month over three years thereafter.
(14)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in November 2012, and 1/48 of the shares each month over three years thereafter.

(15)	Represents shares subject to an outstanding stock option. The option vests as to 25% of the shares in July 2013, and 1/48 of the shares each month over three years thereafter.

(16)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in July 2013 and vests 25% of the shares on each anniversary over three years thereafter.

(17)	Represents restricted stock units. The shares underlying the stock units vest as to 25% of the shares in August 2014, and vests one-fourth of the shares on each anniversary over three years thereafter.

(18)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 50% of the shares in August 2012, and vests 25% of the shares on each anniversary over two years thereafter.

(19)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in August 2012, and vests 25% of the shares on each anniversary over three years thereafter.

(20)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in September 2013 and vests 25% of the shares on each anniversary over three years thereafter.

(21)	Represents restricted stock units. The shares underlying the restricted stock units vest as to 25% of the shares in November 2012 and vests 25% of the shares on each anniversary over three years thereafter.

(22)	Represents restricted stock units. The shares underlying the restricted stock units vest as to one-third of the shares in July 2013 and vests one-third of the shares on each anniversary over two years thereafter.

Option Exercises and Stock Vested During Fiscal 2014

The following table shows the number of shares of our common stock acquired pursuant to the exercise of options and vesting of restricted stock unit awards by each NEO during our fiscal year ended June 30, 2014 and the aggregate value realized upon the exercise or vesting of such awards. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various exercise or vesting dates.

Name	Option Awards – Number of Shares Acquired Upon Exercise (#)	Option Awards – Value Realized on Exercise ($)	Stock Awards – Number of Shares Acquired on Vesting (#)	Stock Awards – Value Realized on Vesting ($)(1)
Donald Joos	—	—	6,024	$24,216
Michael Healy	82,587	$377,451	4,000	17,655
Pankaj Malhotra	—	—	—	—
Bharath Oruganti	—	—	5,000	30,638
David Petts	—	—	16,667	69,168
Peter Blackmore	578,124	677,222	—	—

(1)	This amount was calculated by multiplying the closing market price of a share of common stock on the date of vesting by the number of shares of common stock that vested.

Employment, Severance and Change of Control Arrangements

Peter Blackmore, our former president and CEO, executed an executive employment agreement in December 2010 and a transitional employment agreement in August 2013. Please see “Agreement with Mr. Blackmore” above.

Donald Joos, our current president and CEO, executed an offer letter in March 2011, and an Executive Employment Agreement in August 2013. Please see “Agreement with Mr. Joos” above.

Michael E. Healy, our CFO, executed an offer letter in May 2007. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Healy’s starting annual base salary at $250,000. His annual base salary as of June 30, 2014 was $310,000. In addition, Mr. Healy was eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. As of June 30, 2014, Mr. Healy was eligible to participate at a bonus target of 50% of his annual salary. Mr. Healy also received a prepaid bonus of $30,000, which was forfeitable on a prorated basis had Mr. Healy voluntarily terminated his employment with us or was terminated for cause within the first 12 months of his employment. Pursuant to the offer letter, Mr. Healy was granted an option to purchase 324,999 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Healy also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” below.

David Petts executed an offer letter in June 2012. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Petts’ starting annual base salary at $300,000. In addition, Mr. Petts is eligible to receive an annual variable compensation of $300,000 which will be based upon achievement of individual and corporate goals and objectives. Mr. Petts also was eligible to participate in a non-recoverable draw of 90% of the total variable bonus attainable for the first 90 days of employment. Pursuant to the offer letter, Mr. Petts was granted an option to purchase up to 250,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Petts also received a grant of 50,000 restricted stock units, which vest over 3 years from the date of grant approval, with 33.3% vesting at the end of year one and the remaining shares vesting annually at 33.3% from the date of grant approval. Mr. Petts also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” below.

Pankaj Malhotra executed an offer letter in May 2013. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Malhotra’s starting annual base salary at $275,000. His annual base salary as of June 30, 2014 was $275,000. In addition, Mr. Malhotra is eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 45% of his annual salary. Pursuant to the offer letter, Mr. Malhotra was granted an option to purchase 150,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Malhotra also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” below.

Bharath Oruganti executed an offer letter in September 2011. The offer letter provides for at-will employment without any specific term. The offer letter established Mr. Oruganti’s starting annual base salary at $190,000. His annual base salary as of June 30, 2014 was $245,000. In addition, Mr. Oruganti was eligible to participate in our company bonus plan at a bonus target of 25% of his annual salary. Effective as of his promotion to Senior Vice President of Services and Operations on February 1, 2014, Mr. Oruganti is now eligible to participate in our company bonus plan as in effect from time to time, at a bonus target of 50% of his annual salary. Mr. Oruganti also received a sign-on bonus of $7,500 which was payable after four months of employment. Mr. Oruganti also received relocation assistance up to $25,000, which he was obligated to repay to us if he voluntarily terminated his employment within the first 12 months of his employment. Pursuant to the offer letter, Mr. Oruganti was granted an option to purchase 12,500 shares of common stock with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Oruganti also received a grant of 5,000 restricted stock units, which vest over 4 years from the date of grant approval, with 25% vesting at each anniversary. Mr. Oruganti also has a retention incentive agreement that provides for severance upon his termination. Please see “–Retention Incentive Agreements” below.

The following table summarizes the estimated value of the benefits payable to each named executive officer pursuant to the arrangements in place on June 30, 2014 described above if their employment is terminated without cause:

Potential Payments on Termination or Change of Control

	Termination Absent a Change of Control				Change of Control
Name	Salary($)		Acceleration of Equity Vesting(1)($)		Salary($)		Acceleration of Equity Vesting(1)($)
Donald Joos	$605,598	(2)	$356,717	(3)	$1,183,098	(4)	$1,211,779	(5)
Michael Healy	164,366	(6)	—		483,732	(8)	235,114	(10)
Pankaj Malhotra	48,955	(7)	—		208,741	(9)	180,000	(11)
Bharath Oruganti	131,866	(6)	—		386,232	(8)	392,818	(10)
David Petts	159,312	(6)	—		618,624	(8)	579,068	(10)
Peter Blackmore(12)	—		—		—		—

(1)	Calculated based on the termination or change of control taking place as of June 30, 2014, and the closing price of our common stock on that date of $6.52 per share.
(2)	Reflects continued base salary for 18 months following termination and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA. Assumes zero days of service in the fiscal year in which the termination occurs for the 100% of annual target bonus.
(3)	Reflects accelerated vesting as if executive had provided an additional six months service from the termination date.
(4)	Reflects continued base salary for 18 months following termination, 150% of annual target bonus and reimbursement of premiums paid for continuation coverage for 18 months pursuant to COBRA.
(5)	Reflects acceleration of all outstanding equity awards.
(6)	Reflects continued base salary for 6 months following termination and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.
(7)	Reflects continued base salary for 2 months following termination and reimbursement of premiums paid for continuation coverage for 2 months pursuant to COBRA.
(8)	Reflects continued base salary for 12 months following termination, 100% of annual target bonus and reimbursement of premiums paid for continuation coverage for 12 months pursuant to COBRA.
(9)	Reflects continued base salary for 6 months following termination, 50% of annual target bonus and reimbursement of premiums paid for continuation coverage for 6 months pursuant to COBRA.
(10)	Reflects acceleration of 75% outstanding equity awards.
(11)	Reflects acceleration of 50% outstanding equity awards.
(12)	Effective August 12, 2013, Mr. Blackmore resigned as CEO and President. He entered into a transitional employing agreement until February 12, 2014 and his Retention Incentive Agreement was terminated on February 12, 2014. Accordingly, there were no arrangements in place with respect to Mr. Blackmore on June 30, 2014.

Retention Incentive Agreements

All of our NEOs, other than Mr. Joos (whose employment agreement contains the relevant terms) and Mr. Blackmore who has retired, have Retention Incentive Agreements. The Agreements provide for specified termination payments and benefits, and if executed by the executive officer, replace any existing severance agreements with the executive officer. The Agreements were adopted in an effort to establish consistency in our executive severance practices and to encourage retention of our executive talent.

The Agreement entered into with Messrs. Healy, Oruganti, and Petts provide for the following payments and benefits:

Termination in Absence of a Change of Control.    In the event of employment termination without cause in the absence of a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to six months of his base salary, less applicable withholding taxes, and (2) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

Termination Upon a Change of Control.    In the event of employment termination without cause upon a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to twelve months of base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to 100% of annual target bonus, less applicable withholding taxes, (3) acceleration of 75% of all outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for twelve months pursuant to COBRA.

The Agreement with Mr. Malhotra provides for the following benefits:

Termination in Absence of a Change of Control.    In the event of employment termination without cause in the absence of a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to the sum of (x) two months of base salary plus (y) one additional month of base salary for each full year of employment completed after the first full year of employment; provided, however, each additional month of severance will be prorated for each full month of employment completed during any year subsequent to the first full year (not to exceed four subsequent years). Each individual will also be entitled to COBRA reimbursement for the same amount of months calculated for their severance.

Termination Upon a Change of Control.    In the event of employment termination without cause upon a change of control of our company, and upon the execution of a binding release agreement, each individual will be entitled to receive (1) a lump sum payment in an amount equal to six months of base salary, less applicable withholding taxes, (2) a lump sum payment in an amount equal to 50% of annual target bonus, less applicable withholding taxes, (3) acceleration of 50% of outstanding equity awards, and (4) reimbursement of premiums paid for continuation coverage for six months pursuant to COBRA.

TRANSACTIONS WITH RELATED PERSONS

From July 1, 2011 to the present, there have been no (and there are no currently proposed) transactions in which ShoreTel was (or is to be) a participant and the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except the compensation arrangements described above for our named executive officers and directors and compensation arrangements with our other executive officers not required to be disclosed in this section by the rules and regulations of the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that ShoreTel specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Management is responsible for ShoreTel’s internal controls and the financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of ShoreTel’s consolidated financial statements, and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. In this context, during fiscal 2014, the audit committee has met and held discussions with management and Deloitte & Touche LLP, our independent registered public accounting firm. Management has represented to the audit committee that ShoreTel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP. The audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP has also provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with Deloitte & Touche LLP that independent registered public accounting firm’s independence.

Based upon the audit committee’s discussions with management and Deloitte & Touche LLP and the audit committee’s review of the representations of management and the report of Deloitte & Touche LLP to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2014 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Edward F. Thompson (Chair)
Kenneth D. Denman
Charles D. Kissner
Constance Skidmore

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in ShoreTel’s proxy statement and form of proxy relating to ShoreTel’s annual meeting of stockholders to be held in 2015 must be received by the secretary of ShoreTel at its principal executive offices no later than June 6, 2015. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

ShoreTel’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. Stockholders wishing to bring a proposal before the annual meeting to be held in 2015 (but not include it in ShoreTel’s proxy materials) must provide written notice of such proposal to the Secretary of ShoreTel at the principal executive offices of ShoreTel between July 24, 2015 and August 23, 2015.

If the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then notice by the stockholder to be timely must be so received by our secretary not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (i) the 75th day prior to such annual meeting, or (ii) the tenth day following the day on which public announcement of the date of such annual meeting is first made by ShoreTel.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

ShoreTel invites its board members to attend its annual stockholder meetings, but does not require attendance. Five of ShoreTel’s board members attended the 2013 annual stockholder meeting.

SECURITYHOLDER COMMUNICATIONS

Any securityholder of ShoreTel wishing to communicate with the board of directors may write to the board of directors at Board of Directors, c/o ShoreTel, 960 Stewart Drive, Sunnyvale, California 94085. An employee of ShoreTel, under the supervision of the chairperson of the board of directors, will forward these emails and letters directly to the board of directors. Securityholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

ShoreTel has adopted a code of conduct and ethics that applies to ShoreTel’s directors, executive officers and employees, including its chief executive officer and chief financial officer. The code of conduct and ethics is available under the heading “Corporate Governance/Leadership” in the investor relations section of ShoreTel’s website at www.shoretel.com.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the annual meeting, and, so far as is known to the board of directors, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. As to any business that may properly come before the annual meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

Agito Networks (and design), Brilliantly Simple, Callfinity, M5, RoamAnywhere, ShoreCare, ShoreWare, ShoreTel, ShoreTel Sky, and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. All other trademarks, trade names and service marks herein are the property of their respective owners.

ShoreTel®

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time, on November 5, 2014.

Vote by Internet

- Go to **www.envisionreports.com/SHOR**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Class II Directors:

	For	Withhold		For	Withhold
01 - Kenneth D. Denman	☐	☐	02 - Donald Joos	☐	☐

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	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS SHORETEL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
3. CAST AN ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this Proxy. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares of stock are held of record by a corporation, this Proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date this Proxy.

Date (mm/dd/yyyy) — Please print date below.

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Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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